Exhibit 11

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              Bando McGlocklin Capital Corporation and Subsidiaries
                   Computation of Net Income Per Common Share

                                      Three Months Ended       Six Months Ended
                                          June 30,                 June 30,
                                      1998        1997          1998           1997
   Net income                       $ 700,199   $1,302,743    $1,156,046     $1,934,475
   Determination of shares:
   Weighted average common shares
    outstanding (basic)             3,689,102    3,676,330     3,689,102      3,684,787
   Assumed conversion of
    stock options                       3,282       22,817         2,939         21,597
   Weighted average common shares
    outstanding (diluted)           3,692,384    3,699,147     3,692,041      3,706,384
   Basic earnings per share             $0.19        $0.35         $0.31          $0.52
   Diluted earnings per share           $0.19        $0.35         $0.31          $0.52

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